Exhibit 99.1

NEWS RELEASE

Contacts:

Anika Therapeutics, Inc.

PondelWilkinson Klein

Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
(781) 932-6616	Rob Whetstone (310) 279-5963

ANIKA THERAPEUTICS REPORTS CONTINUED REVENUE AND NET INCOME
GROWTH FOR 2004 FOURTH QUARTER AND FULL YEAR

WOBURN, Mass. - February 23, 2005 - Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced financial results for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter rose to $7,656,000, up 53% from $5,014,000 in the fourth quarter of 2003.  Product revenues increased 10% to $5,473,000 from $4,991,000 in the same period last year.  Revenue from OrthoVisc®, Anika’s osteoarthritis product, grew 71% over last year’s fourth quarter and amounted to $1,515,000.  Ophthalmic product sales decreased 14% compared with the prior year period and amounted to $3,334,000 in the most recent quarter.  Hyvisc® sales grew 149% over the 2003 fourth quarter to $624,000.

Net income for the fourth quarter ended December 31, 2004, totaled $1,755,000, or $0.15 per diluted share, compared with net income of $801,000, or $0.07 per diluted share, in the fourth quarter of 2003.

For the year ended December 31, 2004, revenues increased 72% to $26,466,000 from $15,404,000 in 2003.  Product revenues for 2004 totaled $22,286,000, up 45% from $15,330,000 in 2003.  OrthoVisc sales of $8,699,000 were 183% higher than OrthoVisc sales in 2003, reflecting, in part, the U.S. launch of the product in March of 2004.  Ophthalmic product sales grew 10% to $11,533,000 from $10,512,000 in 2003 and Hyvisc sales were $2,054,000, representing an 18% increase over 2003 levels.  License, milestone and contract revenue for all of 2004 totaled $4,180,000.

Net income for the full year totaled $11,190,000, or $0.98 per diluted share, compared with net income of $827,000, or $0.08 per diluted share, in 2003.  Full-year results include a previously disclosed, one-time deferred income tax benefit recorded in the first quarter of $7,039,000, equal to $.62 per diluted share.

(more)

Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer, stated, “This year we made progress in revenue growth along all product lines with a commensurate contribution to our bottom line results.  In addition, we achieved two important milestones for the company with the approval and launch of OrthoVisc in the United States and the initiation of a U.S. clinical trial for our cosmetic tissue augmentation (CTA) product.

“In 2005, we expect to continue generating additional market momentum for OrthoVisc worldwide, advancing new products through the clinic, and building our infrastructure for sustained growth,” Sherwood added.

Product gross margins were 57.3% and 55.4% for the fourth quarter of 2004 and full year, respectively.   This compares with 54.7% and 47.8% for the corresponding periods in 2003.  The improved margins reflect efficiency gains in the company’s manufacturing operations and a higher margin product mix.

Research and development expenses for the fourth quarter increased 63% to $1,067,000 compared to fourth quarter 2003 expenses of $656,000.  For the full year research and development expenses were $4,087,000, up 57% from $2,595,000 in 2003.  The increase was primarily due to costs attributable to the ongoing clinical trial for CTA.  These costs were offset by reimbursement from the Ortho Neutrogena Division of Ortho-McNeil Pharmaceutical, Inc., Anika’s commercial development partner for CTA, and were recorded as contract revenue in the amount of $1,392,000.

Selling, general and administrative expenses for the fourth quarter were $1,870,000, representing an increase of 48% compared with the fourth quarter of 2003, and totaled $6,042,000 for the full year, an increase of 44% over 2003.  This was primarily due to increases in professional service fees including costs associated with Sarbanes-Oxley compliance and other items.

Cash, cash equivalents and marketable securities at December 31, 2004 totaled $39.3 million compared with cash and cash equivalents of $14.6 million at December 31, 2003.   The company continues to have no long-term debt.

Conference Call Information

The company will hold a conference call to review its financial results on Thursday, February 24, 2005 at 11:00 a.m. EST.  To listen to the conference call, dial (706) 634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com.  The call will be archived and accessible on the same web site for approximately one year shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, including Germany and France, for osteoarthritis of the knee, (vii) the Company’s objectives towards increasing market share for ORTHOVISC® in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee,  (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT® clinical trials, (ix) the results of the U.S. launch for ORTHOVISC® and (x) the Company’s plans for augmenting its infrastructure.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P. pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

#  #  #

Financial Tables to Follow

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003

Product revenue	$5,473,000	$4,991,000	$22,286,000	$15,330,000
License, milestone and contract revenue	2,183,000	23,000	4,180,000	74,000
Total revenue	7,656,000	5,014,000	26,466,000	15,404,000
Cost of product revenue	2,335,000	2,260,000	9,949,000	8,005,000
Gross profit	5,321,000	2,754,000	16,517,000	7,399,000
Operating expenses:
Research and development	1,067,000	656,000	4,087,000	2,595,000
Selling, general and administrative	1,870,000	1,264,000	6,042,000	4,209,000
Total operating expenses	2,937,000	1,920,000	10,129,000	6,804,000
Income from operations	2,384,000	834,000	6,388,000	595,000
Interest income	156,000	33,000	389,000	144,000
Income (loss) before provision for income taxes	2,540,000	867,000	6,777,000	739,000
Income tax expense(benefit)
Provision for income tax	785,000	66,000	2,626,000	(88,000)
Benefit from release of valuation allowance	—	—	(7,039,000)	—
Net income	$1,755,000	$801,000	$11,190,000	$827,000

Basic net earnings per share	$0.17	$0.08	$1.11	$0.08
Basic shares outstanding	10,224,407	9,979,068	10,103,835	9,953,733

Diluted net earnings per share	$0.15	$0.07	$0.98	$0.08
Diluted shares outstanding	11,329,592	11,188,042	11,384,155	10,849,610

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$39,339,000	$14,592,000
Restricted cash	—	818,000
Accounts receivable, net	2,354,000	1,421,000
Inventories	4,227,000	3,627,000
Current portion deferred income taxes	1,507,000	—
Prepaid expenses and other current assets	1,339,000	81,000
Total current assets	48,766,000	20,539,000
Property and equipment	10,349,000	9,875,000
Less accumulated depreciation	(9,394,000)	(8,684,000)
Net property and equipment	955,000	1,191,000
Long-term deposits	143,000	143,000
Deferred income taxes	9,674,000	—
Total assets	$59,538,000	$21,873,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$791,000	$349,000
Other accrued expenses	2,041,000	1,297,000
Deferred revenue	2,765,000	378,000
Income taxes payable	—	65,000
Total current liabilities	5,597,000	2,089,000

Long term deferred revenue	23,578,000	1,800,000

Stockholders’ equity:
Common stock	103,000	100,000
Additional paid-in capital	32,639,000	31,480,000
Treasury stock	—	(27,000)
Accumulated deficit	(2,379,000)	(13,569,000)
Total stockholders’ equity	30,363,000	17,984,000
Total liabilities and stockholders’ equity	$59,538,000	$21,873,000